Exhibit 10.5

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into as of September 1, 2021, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and SORRENTO THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.
Landlord (incorrectly listed in the Lease as HCP LIFE SCIENCE ESTATES, INC., a Delaware corporation) and Tenant are parties to the Lease dated November 13, 2018 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated October 10, 2020 (the "First Amendment", and collectively with the Original Lease, the "Lease"), pursuant to which Tenant leases approximately 61,207 rentable square feet of space, consisting of the entire building (the "Building") located at 4939 Directors Place, San Diego, California 92121.
B.
Concurrently with the execution of this Second Amendment, Landlord and Tenant are also entering into a Lease for premises located at 4930 Directors Place, San Diego, California (the "4930 Lease").
C.
The parties desire to amend the Lease on the terms and conditions set forth in this Second Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2.
Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore, subject to the terms of the Lease, Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as otherwise set forth in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business.

3.
Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on October 31, 2029. Landlord and Tenant hereby agree to extend the Lease Term for the Lease to be coterminous with the 4930 Lease (i.e., the Lease Term shall expire on the "Lease Expiration Date," as that term is defined in the 4930 Lease), on the terms and conditions set forth in the Lease, as hereby amended by this Second Amendment, unless sooner terminated as provided in the Lease. The period commencing on November 1, 2029 (the "Second Amendment Extended Term Commencement Date") and ending on the Lease Expiration Date for the 4930 Lease shall be referred to herein as the "Second Amendment Extended Term".
3.1
Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term (as extended by the Second Amendment Extended Term) for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease; provided, however, all references therein to the "initial Lease Term" shall be deemed to refer to the "Second Amendment Extended Term", and the phrase "(i.e., November 1, 2029 - October 31, 2030)" in Section 2.2.2 of the Original Lease shall be deleted in its entirety.
4.
Rent. The annual Rent payable by Tenant during the Second Amendment Extended Term (the "Second Amendment Extended Rent") shall be equal to the "Fair Rental Value," as that term is defined in Section 2.2.2 of the Original Lease, and shall be determined pursuant to Section 2.2.3 of the Original Lease, provided that all references therein to the "Option Rent" shall be deemed to refer to the "Second Amendment Extended Rent" and all references therein to the "Option Term" shall be deemed to refer to the "Second Amendment Extended Term". For the avoidance of doubt, on each anniversary of the Second Amendment Extended Term Commencement Date, the monthly installments Base Rent payable by Tenant shall increase by three percent (3%) of the monthly installments Base Rent for the preceding twelve (12) month period, as further set forth in Section 2.2.2 of the Original Lease.
5.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. and Kidder Mathews (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
6.
Governing Law; JUDICIAL REFERENCE. Notwithstanding anything to the contrary in the Lease, the Lease, as amended, shall be construed and enforced in accordance with the laws of the State of California. If the jury waiver provisions of this Section 6 are not enforceable under California law, then the following provisions shall apply. It is the desire and

-2-	HCP, INC. [Second Amendment] [Sorrento Therapeutics, Inc.]

intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of the Lease, as amended, or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with the Lease, as amended, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter - except for copies ordered by the other parties - shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 29.21 above. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 6, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the referee sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the referee sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the referee sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with the Lease, as amended. The referee shall not, however, have the power to award punitive damages, nor any other damages which are prohibited by the express provisions of the Lease, as amended, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be

-3-	HCP, INC. [Second Amendment] [Sorrento Therapeutics, Inc.]

necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 6. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 6 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.
7.
Warranties. Landlord represents and warrants that, to its actual knowledge: (a) it is not in breach of any of its obligations under the Lease, and (b) Tenant is not in breach of any of its obligations under the Lease. Tenant represents and warrants that, to its actual knowledge: (a) it is not in breach of any of its obligations under the Lease, and (b) Landlord is not in breach of any of its obligations under the Lease.
8.
Correction of Landlord Entity. Landlord and Tenant hereby acknowledge and agree that the correct Landlord entity is HCP LIFE SCIENCE REIT, INC., a Maryland corporation, and not HCP LIFE SCIENCE ESTATES, INC., a Delaware corporation, as originally set forth in the Original Lease and First Amendment. Landlord and Tenant each hereby ratify the Lease as if HCP LIFE SCIENCE REIT, INC., a Maryland corporation, was originally set forth therein as the Landlord entity.
9.
Additional Tenant Improvement Allowance. The second to last sentence of Section 2.1.2 of the Tenant Work Letter, attached to the Lease as Exhibit B, is hereby amended and restated in its entirety as follows:

"In the event that the Additional Tenant Improvement Allowance is not fully disbursed by Landlord on behalf of Tenant on or before June 30, 2022, then Tenant shall have no further rights with respect thereto."

10.
Signage. Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at Tenant’s sole cost and expense (but subject to the terms of that certain Lease between Landlord and Tenant with respect to premises located at 4921 Directors Place, San Diego, California 92121), to center its

-4-	HCP, INC. [Second Amendment] [Sorrento Therapeutics, Inc.]

signage on that certain freeway facing monument sign that serves the buildings located at 4939 Directors Place, and 4955 Directors Place, San Diego, California 92121. Any such movement of the Tenant’s sign shall be subject to Tenant's obtaining all required governmental approvals.
11.
No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

-5-	HCP, INC. [Second Amendment] [Sorrento Therapeutics, Inc.]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"	HCP LIFE SCIENCE REIT, INC., a Maryland corporation
By: /s/ Mike Dorris Mike Dorris Print Name Its: Senior Vice President

"TENANT"	SORRENTO THERAPEUTICS, INC., a Delaware corporation
By: /s/ Henry Ji Henry Ji Print Name Its: CEO By: ___________________________ Print Name Its:

-6-	HCP, INC. [Second Amendment] [Sorrento Therapeutics, Inc.]